EXHIBIT 99.2

Our Business

We are a biopharmaceutical company developing personalized cellular therapies with the potential to treat major illnesses, including multiple sclerosis (MS). These therapies are based on our proprietary T-cell technology. Information related to our product candidates is preliminary and investigative. Our product candidates are not approved by the Food and Drug Administration (FDA).

Our lead product candidate, Tovaxin®, is a personalized T-cell therapeutic vaccine licensed from Baylor College of Medicine, which is in clinical development for the treatment of MS.

Opexa was incorporated in Texas in March 1991. Our principal executive offices are located at 2635 Technology Forest Blvd., The Woodlands, Texas 77381, and our telephone number is (281) 775-0600.

T-Cell Therapy and Tovaxin®

Tovaxin® is a novel T-cell immunotherapy positioned to enter Phase III clinical development for the treatment of relapsing remitting MS (RR-MS). It is a personalized therapy that is specifically tailored to each patient’s disease profile. Tovaxin is manufactured using our proprietary method for the production of a patient-specific T-cell immunotherapy, which encompasses the collection of blood from the MS patient, isolation of peripheral blood mononuclear cells, generation of an autologous pool of myelin-reactive T-cells raised against selected peptides from myelin basic protein, myelin oligodendrocyte glycoprotein and proteolipid protein, and the return of these expanded, irradiated T-cells back to the patient. These attenuated T-cells are reintroduced into the patient via subcutaneous injection to trigger a therapeutic immune system response.

Summary of TERMS Phase IIb Clinical Trial Data

Tovaxin for Early Relapsing Multiple Sclerosis (TERMS) was a Phase IIb clinical study of Tovaxin in RR-MS patients. Although the study did not show statistical significance in its primary endpoint (the cumulative number of gadolinium-enhanced brain lesions using MRI scans summed at various points in the study), the study showed compelling evidence of efficacy in various clinical and other MRI endpoints.

The TERMS study was a multi-center, randomized, double blind, placebo-controlled trial in 150 patients with RR-MS or high risk Clinically Isolated Syndrome. Patients received a total of five subcutaneous injections at weeks 0, 4, 8, 12 and 24. Key results from the TERMS trial include:

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In the modified intent to treat patient population (n=142), the annualized relapse rate (ARR) for Tovaxin-treated patients was 0.214 as compared to 0.339 for placebo-treated patients, which represented a 37% decrease in ARR for Tovaxin as compared to placebo in the general population;

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In a prospective group of patients with more active disease (ARR>1, n=50), Tovaxin demonstrated a 55% reduction in ARR as compared to placebo, and a 73% reduction in relapse rate was observed in Tovaxin patients in this population compared to placebo during the 24 week period following the administration of the full course of treatment;

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In a retrospective analysis in patients naïve to previous disease modifying treatment (i.e., patients who had not previously used any drugs other than steroids to treat their disease), the results showed that patients, when treated with Tovaxin, had a 64% reduction in ARR versus placebo (p=0.046, n=70).

Tovaxin has demonstrated a favorable side effect profile throughout the clinical development program. In four clinical trials to date, including the Phase IIb TERMS trial, there have been no serious adverse events associated with Tovaxin treatment. The most common side effect is mild to moderate irritation at the site of injection, which is typically resolved in 24 hours. We believe the favorable safety profile of Tovaxin is a key differentiator when compared to marketed or other developmental MS drugs.

T-Cell Therapy Regulatory Status

In late 2010, we completed face-to-face discussions with the U.S. Food and Drug Administration (FDA) regarding our planned development program for Tovaxin. Based on positive feedback from the FDA, we believe that we are now positioned from a regulatory perspective to advance with a pivotal Phase III clinical study of Tovaxin in MS, subject to securing the appropriate financing to conduct such a study. We are in the process of completing necessary preparations to be able to initiate such a study.

Our recent discussions with the FDA consisted of two separate meetings to review both the complete Tovaxin manufacturing process as well as the prospective clinical trial plan for Tovaxin. The first meeting focused on the improvements and modifications we have incorporated into Tovaxin’s manufacturing and CMC (chemistry, manufacturing and control) process in an effort to improve efficiency, reduce overall costs and implement commercial stage requirements. As part of this meeting, we presented data and details supporting an optimized manufacturing process, including a transition to fewer process steps, comparability plans and complete reagent profiles. The FDA agreed that the optimized Tovaxin manufacturing process would meet the requirements for a pivotal Phase III clinical trial, although additional supporting data is expected to be submitted to the FDA prior to initiating such a study.

The second meeting was an “end of Phase II” clinical meeting in which we presented our rationale and trial design for a Phase III pivotal study with Tovaxin in RR-MS patients. The FDA concurred in general with our proposed clinical trial protocol, including the patient population, end points, patient numbers and overall trial design. The FDA also offered several recommendations to further enhance such a Phase III trial.

Other Opportunities

Our proprietary T-cell technology has enabled us to develop intellectual property and a comprehensive sample database that may enable discovery of novel biomarkers and other relevant peptides to be used to treat MS patients.

Stem Cell Therapy

In 2009, Novartis Pharmaceuticals acquired our stem cell technology platform, which had been in early preclinical development, and took over all future responsibilities and opportunities for this technology, although we retain an option on certain manufacturing rights. As part of the transaction, we were paid an upfront fee of $3 million and a milestone payment of $500,000 for certain technology transfer activities. We remain eligible to receive a second technology transfer milestone fee in addition to potential clinical and commercial milestones and royalty payments from the sale of any products resulting from the use of the technology. However, there can be no assurance that we will receive any future payments in respect of the stem cell technology.

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